EXHIBIT 3.2


                  AMENDMENTS TO BYLAWS OF ENHANCE BIOTECH, INC.

         The following amendment to the Corporation's Bylaws was effective on December 16, 2004:

         "RESOLVED, that pursuant to Article II, Section 2 of the Corporation's Bylaws, the number of directors constituting the Corporation's Board of Directors shall be 4 directors."

         The following amendment to the Corporation's Bylaws was subsequently adopted on December 16, 2004, to be effective upon the effective time of the previously-announced merger of a wholly-owned subsidiary of the Registrant with and into Ardent Pharmaceuticals, Inc., whereby Ardent Pharmaceuticals, Inc. will become a wholly-owned subsidiary of the Registrant. It is anticipated that this subsequent amendment to the Registrant's Bylaws will become effective on or about December 20, 2004.:

         "RESOLVED, that pursuant to Article II, Section 2 of the Corporation's Bylaws, the number of directors constituting the Corporation's Board of Directors shall be 7 directors."